                                                                   EXHIBIT 99.1


Libbey Inc. logo                                        LIBBEY INC.
                                                        300 MADISON AVE
                                                        P.O. BOX 10060
                                                        TOLEDO, OH 43699

================================================================================
N E W S    R E L E A S E


AT THE COMPANY:                                 AT FINANCIAL RELATIONS BOARD:
---------------                                 -----------------------------
KENNETH BOERGER                                 SUZY LYNDE
VP/TREASURER                                    ANALYST INQUIRIES
(419) 325-2279                                  (312) 640-6772


FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 5, 2004


                LIBBEY INC. ANNOUNCES FOURTH QUARTER DILUTED EPS
                        OF 52 CENTS, SALES UP 23 PERCENT

TOLEDO, OHIO, FEBRUARY 5, 2004--Citing higher sales offset by the continuing impact of higher pension expense and higher natural gas costs, LIBBEY INC. (NYSE: LBY) announced that its diluted earnings per share for the fourth quarter ended December 31, 2003, were 52 cents on sales of $144.3 million.

FOURTH-QUARTER RESULTS

For the quarter-ended December 31, 2003, sales increased 23.0 percent to $144.3 million from $117.4 million in the year-ago quarter. The increase in sales was primarily attributable to the sales of Royal Leerdam and Traex, both acquired in December 2002. Excluding these acquisitions, sales increased 3.1 percent, as sales to retail, industrial and export customers were higher than the year-ago period. Glassware sales to foodservice customers were essentially even with the prior year quarter. Sales to retail customers increased 20 percent as compared to the year-ago fourth quarter, while sales to industrial customers were up more than 20 percent.

The company recorded income from operations of $10.7 million during the quarter. This compares with income from operations of $12.3 million in the year-ago period. Factors contributing to the decline were higher natural gas costs of approximately $1.1 million, additional costs (mostly non-cash) for pension and postretirement medical benefits of almost $1.3 million, and higher distribution costs of $0.7 million related to the increased sales. Partially offsetting these higher costs were the contributions made by Traex and Royal Leerdam of $2.4 million to income from operations during the quarter.

Libbey Inc.
Add1 1

Earnings before interest and income taxes (EBIT) were $12.1 million compared with $13.4 million in the year-ago quarter. Equity earnings from Vitrocrisa, the company's joint venture in Mexico, were $1.4 million on a pretax basis, as compared with $1.2 million pretax in the fourth quarter of 2002 as the result of a favorable translation gain and lower interest expense.

For the quarter, Libbey recorded net income of $7.1 million, or 52 cents per diluted share, compared with net income of $8.4 million, or 56 cents per diluted share, in the year-ago period. Interest expense increased $1.5 million as a result of an increase of debt to $230.9 million from $191.2 million at December 31, 2002. Debt increased after funding the repurchase of 1,500,000 shares for $38.9 million in March 2003. The effective tax rate was 15.0 percent for the quarter compared to 24.8 percent in the year-ago period as discussed below.

SALES INCREASED 18.4 PERCENT IN 2003

For the year-ended December 31, 2003, sales increased 18.4 percent to $513.6 million from $433.8 million in 2002. The increase in sales was attributable to the Royal Leerdam and Traex acquisitions and strong second half sales to Libbey's glassware customers. For the full year, despite a sluggish first half, sales excluding these acquisitions were within 0.3% of the prior year.

Income from operations was $42.7 million compared with $53.7 million in the year-ago period. In addition to the slightly lower pre-acquisition sales, other factors that contributed to the decline included higher natural gas costs of over $6.2 million and additional costs (mostly non-cash) for pension and postretirement medical costs of $5.4 million.

Earnings before interest and income taxes (EBIT) were $47.6 million, an increase of $2.7 million or 6.0 percent, compared with $44.9 million in the prior year period. The prior period included $13.6 million of expenses related to an abandoned acquisition. Equity earnings from Vitrocrisa were $4.4 million on a pretax basis as compared with $6.4 million pretax in the year-ago period as the result of higher natural gas costs and lower activity levels in the first half of the year. Net income was $29.1 million, or $2.11 per diluted share, compared with $28.1 million, or $1.82 per diluted share in the year-ago period. Interest expense increased $5.2 million primarily as the result of higher debt, and the effective tax rate declined to 15.0 percent from 23.5 percent as the result of a tax restructuring. The year-to-date effective tax rate of 15.0 percent was primarily attributable to a tax restructuring whereby the undistributed earnings of the company's joint venture in Mexico will be permanently reinvested outside of the United States, which eliminated the need for previously established net deferred U.S. income taxes on those undistributed earnings. During 2002 the company's effective tax rate was 23.5 percent, primarily attributable to a lower Mexican tax, the elimination of non-deductible goodwill amortization, and an adjustment to estimated U.S. income tax accruals. As detailed on the attached Table 1, net income per diluted share excluding tax adjustments was $1.71 for 2003, as compared with $1.57 for 2002. The company expects the effective tax rate for 2004 to be approximately 34 percent. Last year's net income included expenses associated with an abandoned acquisition. These expenses totaled

Libbey Inc.
Add1 2

$13.6 million, less a tax effect of $5.1 million, or an after tax impact of $8.5 million, or $0.55 per diluted share.


WORKING CAPITAL

Trade working capital, defined as inventories and accounts receivable less accounts payable, increased as compared with year-end 2002. Total inventories increased $16.1 million from year-end 2002 to $125.7 million, partially as a result of the need to build inventories prior to planned furnace and machine rebuilds occurring in the first quarter of 2004. Inventories decreased by $3.5 million during the fourth quarter of 2003.

OUTLOOK FOR 2004

John F. Meier, chairman and chief executive officer, commenting on the quarter and the company's outlook for 2004 said, "We are pleased that we were able to meet the fourth quarter expectations for sales and earnings announced by the company last October. The contribution of $0.19 per diluted share to 2003 earnings by Royal Leerdam and Traex was at the high end of the $0.15 to $0.20 range announced as their expected contribution in January 2003. Exceeding $500 million in annual sales was also an important milestone for Libbey. Generally, we expect sales growth to continue in 2004 as economic conditions continue to improve." He added, " While we expect a strong first half of the year, expectations for the first quarter include sales growth of 3 percent to 5 percent and diluted earnings per share of $0.00 to $0.03. The expected decrease in earnings per diluted share, when compared to $0.14 per diluted share in the first quarter of 2003, is primarily a result of an expected $2.2 million unfavorable variance in equity earnings and $0.7 million higher pension expense. However, income from operations in the first quarter of 2004 is expected to be six to eight percent higher than the year-ago period. For the first six months of 2004, diluted earnings per share are expected to be in the range of $0.75 to $0.80, compared to $0.71 in the first six months of 2003. We expect this strong second quarter to be driven by increased sales, higher capacity utilization, and improved mix as compared to a very difficult second quarter of 2003."

Concerning the outlook for the full year 2004, the company announced expectations of sales growth of four to six percent, income from operations growth of ten to twelve percent and earnings per diluted share of $1.85 to $1.95. As detailed on the attached Table 1, net income per diluted share excluding tax adjustments was $1.71 for 2003.

WEBCAST INFORMATION

Libbey will hold a conference call for investors on Thursday, February 5, 2004, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and www.firstcallevents.com/service/ajwz396535489gf12.html. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.

Libbey Inc.
Add1 3

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the company's borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's operations or within the intended time periods; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.


Libbey Inc.:
o   is a leading producer of glass tableware in North America;
o   is a leading producer of tabletop products for the foodservice industry;
o   exports to more than 75 countries; and,
o provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2003, Libbey Inc.'s net sales totaled $513.6 million.

                                   LIBBEY INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per-share amounts)

                                                                                 THREE MONTHS ENDED
                                                                                                                       Percent
                                                                  December 31, 2003            December 31, 2002        Change
                                                                  -----------------            -----------------        ------
Net sales                                                                    $144,349                     $117,399       23.0%
Freight billed to customers                                                       525                          536
Royalties and net technical assistance                                            800                          300
                                                              ------------------------       ----------------------
        Total revenues                                                        145,674                      118,235       23.2%

Cost of sales                                                                 116,532                       92,175       26.4%
Selling, general and administrative expenses                                   18,441                       13,771       33.9%
                                                              ------------------------       ----------------------
        Income from operations                                                 10,701                       12,289      -12.9%
Equity earnings -- pretax                                                       1,410                        1,227
Expenses related to abandoned acquisition                                           -                           19
Other income (expense)                                                            (35)                        (145)
                                                              ------------------------       ----------------------
        Earnings before interest and income taxes                              12,076                       13,390       -9.8%
Interest expense--net                                                           3,674                        2,186
                                                              ------------------------       ----------------------
        Income before income taxes                                              8,402                       11,204      -25.0%
Provision for income taxes                                                      1,259                        2,781
                                                              ------------------------       ----------------------
        Net income                                                           $  7,143                     $  8,423      -15.2%
                                                              ========================       ======================
Net income per share:
        Basic                                                                   $0.53                        $0.57
                                                              ========================       ======================
        Diluted                                                                 $0.52                        $0.56
                                                              ========================       ======================

Weighted average shares:
        Outstanding                                                            13,600                       14,812
                                                              ========================       ======================
        Diluted                                                                13,654                       14,943
                                                              ========================       ======================


                                                                                 TWELVE MONTHS ENDED
                                                                                                                       Percent
                                                                  December 31, 2003            December 31, 2002        Change
                                                                  -----------------            -----------------        ------
Net sales                                                                    $513,632                     $433,761       18.4%
Freight billed to customers                                                     1,965                        1,732
Royalties and net technical assistance                                          3,022                        2,404
                                                              ------------------------       ----------------------
        Total revenues                                                        518,619                      437,897       18.4%
Cost of sales                                                                 407,391                      327,565       24.4%
Selling, general and administrative expenses                                   68,479                       56,631       20.9%
                                                              ------------------------       ----------------------
        Income from operations                                                 42,749                       53,701      -20.4%
Equity earnings--pretax                                                         4,429                        6,379
Expenses related to abandoned acquisition                                           -                      (13,634)
Other income (expense)                                                            462                       (1,510)
                                                              ------------------------       ----------------------
        Earnings before interest and income taxes                              47,640                       44,936        6.0%
Interest expense--net                                                          13,436                        8,263
                                                              ------------------------       ----------------------
        Income before income taxes                                             34,204                       36,673       -6.7%
Provision for income taxes                                                      5,131                        8,618
                                                              ------------------------       ----------------------
        Net income                                                           $ 29,073                     $  28,055       3.6%
                                                              ========================       ======================
Net income per share:
        Basic                                                                   $2.12                        $1.84
                                                              ========================       ======================
        Diluted                                                                 $2.11                        $1.82
                                                              ========================       ======================
Weighted average shares:
        Outstanding                                                            13,734                       15,240
                                                              ========================       ======================
        Diluted                                                                13,761                       15,431
                                                              ========================       ======================

                                   LIBBEY INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                             December 31, 2003                  December 31, 2002
                                                                             -----------------                  -----------------

ASSETS

Cash                                                                                  $  2,750                           $  1,683
Accounts receivable                                                                     57,122                             49,944
Inventories                                                                            125,696                            109,634
Other current assets                                                                    10,610                             13,487
                                                                -------------------------------   --------------------------------
        Total current assets                                                           196,178                            174,748

Investments                                                                             87,574                             87,847

Other assets                                                                            40,745                             39,016

Goodwill                                                                                53,133                             59,795

Net property, plant and equipment                                                      173,486                            163,121
                                                                -------------------------------   --------------------------------

Total assets                                                                          $551,116                           $524,527
                                                                ===============================   ================================


LIABILITIES AND SHAREHOLDERS' EQUITY


Notes payable                                                                         $    611                             $2,660
Accounts payable                                                                        40,280                             31,633
Accrued liabilities                                                                     33,555                             39,687
Other current liabilities                                                               14,281                             20,168
Long-term debt due within one year                                                         115                                115
                                                                -------------------------------   --------------------------------
        Total current liabilities                                                       88,842                             94,263

Long-term debt                                                                         230,207                            188,403

Deferred taxes and other liabilities                                                    27,873                             25,795

Pension liability                                                                       17,092                             28,655

Nonpension retirement benefits                                                          47,245                             47,193
                                                                -------------------------------   --------------------------------
        Total liabilities                                                              411,259                            384,309

Total shareholders' equity                                                             139,857                            140,218
                                                                -------------------------------   --------------------------------

Total liabilities and shareholders' equity                                            $551,116                           $524,527
                                                                ===============================   ================================

                                   LIBBEY INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (Dollars in thousands)


                                                                                               TWELVE MONTHS ENDED

                                                                               December 31, 2003                 December 31, 2002
                                                                               -----------------                 -----------------

Operating activities
    Net income                                                                         $  29,073                         $  28,055
    Adjustments to reconcile net income to net
       cash provided by (used in) operating activities:
          Depreciation                                                                    25,457                            17,262
          Amortization                                                                     2,652                             1,881
          Loss (gain) on sale of land                                                        148                              (381)
          Other non-cash charges                                                          (4,054)                            3,456
          Net equity earnings                                                             (4,420)                           (9,774)
          Net change in components of working
             capital and other assets                                                    (20,490)                           13,706
                                                                      ---------------------------       ---------------------------
             Net cash provided by operating activities                                    28,366                            54,205

Investing activities
    Additions to property, plant and equipment                                           (24,874)                          (16,739)
    Dividends received from equity investments                                             4,900                             4,659
    Acquisitions                                                                               -                           (62,046)
    Other                                                                                    897                             3,523
                                                                      ---------------------------       ---------------------------
       Net cash used in investing activities                                             (19,077)                          (70,603)

Financing activities
    Net bank credit facility activity                                                    (66,254)                           43,001
    Senior notes                                                                         100,000                                 -
    Payment of financing fees                                                               (663)                             (815)
    Other net borrowings                                                                  (2,275)                              145
    Stock options exercised                                                                5,387                             3,301
    Treasury shares purchased                                                            (38,918)                          (26,837)
    Dividends                                                                             (5,506)                           (4,574)
                                                                      ---------------------------       ---------------------------
       Net cash provided by (used in) financing activities                                (8,229)                           14,221

Effect of exchange rate fluctuations on cash                                                   7                                 -
                                                                      ---------------------------       ---------------------------

Increase (decrease) in cash                                                                1,067                            (2,177)

Cash at beginning of year                                                                  1,683                             3,860
                                                                      ---------------------------       ---------------------------

Cash at end of period                                                                  $   2,750                         $   1,683
                                                                      ===========================       ===========================

                                   LIBBEY INC.
                CONDENSED CONSOLIDATED JOINT VENTURE INFORMATION
                             (Dollars in thousands)

                          Income Statement Information

Three months ended December 31,                                                                2003                   2002
---------------------------------------------------------------------------------------------------------------------------
Net sales                                                                                  $ 47,140               $ 50,166
Other revenue                                                                                   598                  1,645
                                                                               ---------------------    -------------------
  Total revenue                                                                              47,738                 51,811
  Cost of sales                                                                              39,822                 42,745
                                                                               ---------------------    -------------------
Gross profit                                                                                  7,916                  9,066
   Operating expenses                                                                         4,815                  4,876
                                                                               ---------------------    -------------------
Income from operations                                                                        3,101                  4,190
  Other income (expense)                                                                        126                   (457)
                                                                               ---------------------    -------------------
Earnings before finance costs and taxes                                                       3,227                  3,733
  Interest expense                                                                              990                  1,654
  Translation gain                                                                              642                    425
                                                                               ---------------------    -------------------
Earnings before income taxes                                                                  2,879                  2,504
  Income taxes                                                                               (1,324)                (2,209)
                                                                               ---------------------    -------------------
Net income                                                                                  $ 4,203                $ 4,713
===========================================================================================================================


Twelve months ended December 31,                                                               2003                   2002
---------------------------------------------------------------------------------------------------------------------------
Net sales                                                                                 $ 181,726              $ 193,152
Other revenue                                                                                 1,924                  3,307
                                                                               ---------------------    -------------------
  Total revenue                                                                             183,650                196,459
  Cost of sales                                                                             150,939                158,801
                                                                               ---------------------    -------------------
Gross profit                                                                                 32,711                 37,658
   Operating expenses                                                                        21,005                 21,108
                                                                               ---------------------    -------------------
Income from operations                                                                       11,706                 16,550
  Other income (expense)                                                                       (283)                  (435)
                                                                               ---------------------    -------------------
Earnings before finance costs and taxes                                                      11,423                 16,115
  Interest expense                                                                            5,036                  6,127
  Translation gain                                                                            2,652                  3,030
                                                                               ---------------------    -------------------
Earnings before income taxes                                                                  9,039                 13,018
  Income taxes                                                                                   18                 (6,928)
                                                                               ---------------------    -------------------
Net income                                                                                  $ 9,021               $ 19,946
===========================================================================================================================

The Company is a 49% equity owner in Vitrocrisa Holding, S. de R.L. de C.V. and related Mexican companies (Vitrocrisa), which manufacture, market and sell glass tableware (beverageware, plates, bowls, serveware and accessories) and industrial glassware (coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and a 49% equity owner in Crisa Industrial, L.L.C., a domestic distributor of industrial glassware for Vitrocrisa in the U.S. and Canada. Summarized combined financial information for the Company's investments, accounted for by the equity method, is shown above.

In accordance with the SEC's Regulation G, the following table provides non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Management believes this provides investors with a more complete understanding of underlying results in the company's core business.

TABLE 1

                 RECONCILIATION OF NON-GAAP MEASURES FOR INCOME TAXES (Dollars in thousands, except per-share amounts)

                                                                                     Three months ended December 31,
                                                                                   2003                           2002
                                                                               ------------                  -------------
Reported net income                                                                $ 7,143                        $ 8,423

Tax adjustment                                                                       1,342                          1,008
--------------------------------------------------------------------------------------------------------------------------
Net income excluding tax adjustment                                                $ 5,801                        $ 7,415
==========================================================================================================================

Basic earnings per share:
-------------------------
Reported net income                                                                $  0.53                        $  0.57

Tax adjustment                                                                        0.10                           0.07
--------------------------------------------------------------------------------------------------------------------------
Net income per share excluding tax adjustment                                      $  0.43                        $  0.50
==========================================================================================================================

Diluted earnings per share:
---------------------------
Reported net income                                                                $  0.52                        $  0.56

Tax adjustment                                                                        0.10                           0.07
--------------------------------------------------------------------------------------------------------------------------
Net income per diluted share excluding tax adjustment                              $  0.42                        $  0.49
==========================================================================================================================


                                                                                     Twelve months ended December 31,
                                                                                   2003                           2002
                                                                               ------------                  -------------
Reported net income                                                                $29,073                        $28,055

Tax adjustment                                                                       5,472                          3,851
--------------------------------------------------------------------------------------------------------------------------
Net income excluding tax adjustment                                                $23,601                        $24,204
==========================================================================================================================

Basic earnings per share:
-------------------------
Reported net income                                                                $  2.12                        $  1.84

Tax adjustment                                                                        0.40                           0.25
--------------------------------------------------------------------------------------------------------------------------
Net income per share excluding tax adjustment                                      $  1.72                        $  1.59
==========================================================================================================================

Diluted earnings per share:
---------------------------
Reported net income                                                                $  2.11                        $  1.82

Tax adjustment                                                                        0.40                           0.25
--------------------------------------------------------------------------------------------------------------------------
Net income per diluted share excluding tax adjustment                              $  1.71                        $  1.57
==========================================================================================================================

In accordance with the SEC's Regulation G, the following table provides non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Management believes this provides investors with a more complete understanding of underlying results in the company's core business.


          RECONCILIATION OF NON-GAAP MEASURES FOR ABANDONED ACQUISITION
                (Dollars in thousands, except per-share amounts)


                                                                                            Twelve months ended December 31,
                                                                                           2003                           2002
                                                                                       ------------                  -------------
Reported net income                                                                       $ 29,073                       $ 28,055
Expenses associated with abandoned acquisition                                                   -                         13,634
Less tax effect                                                                                  -                          5,126
----------------------------------------------------------------------------------------------------------------------------------
Net income excluding expenses associated with abandoned acquisition                       $ 29,073                       $ 36,563
==================================================================================================================================

Basic earnings per share:
-------------------------
Reported net income                                                                         $ 2.12                         $ 1.84
Expenses associated with abandoned acquisition, net of related tax effects                       -                           0.55
----------------------------------------------------------------------------------------------------------------------------------
Net income per share excluding expenses associated with abandoned acquisition               $ 2.12                         $ 2.39
==================================================================================================================================

Diluted earnings per share:
---------------------------
Reported net income                                                                         $ 2.11                         $ 1.82
Expenses associated with abandoned acquisition, net of related tax effects                       -                           0.55
----------------------------------------------------------------------------------------------------------------------------------
Net income per diluted share excluding expenses associated with abandoned acquisition       $ 2.11                         $ 2.37
==================================================================================================================================